EXHIBIT 99.1

MEMORANDUM

Date:	August 3, 2004
To:	Washington Mutual, Inc. Directors and Executive Officers
From:	Sophie Hager Hume
Re:	Blackout Notice - 401(k) Conversion

        The Washington Mutual 401(k) Plan, known as the WAMU Savings Plan (the "Plan"), will be changing recordkeepers from Merrill Lynch and Harrisdirect to Fidelity Investments. The conversion will require that a blackout period be imposed on all participants' transactions in the Plan from August 25, 2004 through September 30, 2004 ("Blackout Period"). You will be informed if the timing of the Blackout Period changes.

         Note that this Blackout Period generally overlaps the blackout period that will be imposed on Company Insiders from September 1, 2004 through October 22, 2004 pursuant to the Company's Insider Trading Policy.

        Consequently, as a director or executive officer of the Company, subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002 (the "Act"), you will be prohibited from engaging in certain transactions involving Company securities during the Plan "blackout" period. This notice, mandated by the Act, informs you of the rules imposed by the Act:

        1. The prohibition is imposed because, during the "Blackout Period" described in paragraph 4 below, participants in the Plan will not be permitted to enter into transactions under the Plan with respect to Company securities because the Plan will be changing recordkeepers from Merrill Lynch and Harrisdirect to Fidelity Investments.

         2. You are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the Company (or derivative securities of those equity securities, such as stock options) during the Blackout Period described in paragraph 4 below. The prohibition on transactions by you applies both to amounts, if any, you may have invested in the Company stock fund under the Plan and to Company securities that you hold outside of the Plan that were acquired in connection with your service or employment as a director or executive officer, as described in more detail in paragraph 3 below. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. (There also are certain narrow exceptions for DRIPs, certain automatic non-discretionary transactions within employee benefit plans (but not the Plan), automatic formula grant programs, and exchanges by operation of law in connection with a merger or acquisition.)

        3. The prohibition on sales and other transfers described in paragraph 2 above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

         4. Participants in the Plan generally will be prohibited from engaging in certain transactions with respect to the Plan beginning on August 25, 2004. The Blackout Period currently is expected to end on September 30, 2004. You will be informed if the timing of the Blackout Period changes.

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